Exhibit 10(b)

SIGMA-ALDRICH

Corporation

AGREEMENT between SIGMA-ALDRICH CORPORATION and

Rakesh Sachdev

Sigma-Aldrich Corporation (the “Company”) is presently engaged throughout the United States and the World in the business of providing specialty chemicals and other products. I have been employed by the Company and/or desire to be employed by Company on an at-will basis in connection with the business of the Company. I understand that the position(s) in which I will or may be employed require(s) me to have and develop substantial contacts with customers of Company, to directly or indirectly manage other Company employees and their customer relationships, and/or to have access to Confidential Information (defined below) and trade secrets of Company; all of which otherwise would not be available or provided to me unless I enter into this Agreement. The Company desires to employ or continue to employ me, subject to and upon the terms described below, including a requirement that I sign this Agreement and deliver it to Company; and I am willing and desire to sign and deliver this Agreement in order to secure or continue employment with Company on the terms described below. Accordingly I agree as follows:

CONFIDENTIAL INFORMATION

I recognize that the Company is engaged in the business of research, development, manufacture and sale of chemicals, chemical products and allied activities, which business requires for its successful operation the fullest security of its Confidential Information of which I will acquire knowledge during the course of my employment.

As used in this agreement, “Confidential Information” means all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by me (alone or with others) or to which I shall have had access during my employment. Confidential Information in any case shall include all data, designs, plans, notes, memoranda, work sheets, formulas, processes, patents, pricing, production methods and techniques, financial information, information regarding costs, margins and operating unit financial performance, marketing and business plans and strategies, pricing strategies, and customer and supplier lists and shall include information concerning the customers, prospects and employees of the Company and its affiliates (including but not limited to salaries and expertise, and customer preferences, contact information, key contacts, credit and purchasing history, and purchasing requirements and preferences).

I shall use my best efforts and diligence both during and after my employment with the Company, regardless of how, when or why my employment ends to protect the confidential, trade secret and/or proprietary character of all Confidential Information. I shall never, directly or indirectly, use (for myself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary and authorized for the performance of my duties for the Company.

I shall promptly deliver to the Company, at the termination of my employment or at any other time at the Company’s request, without retaining any copies, all documents and other material in my possession relating, directly or indirectly, to any Confidential Information, including any information maintained on a non Company computer system.

Each of my obligations in this section shall also apply to the confidential, trade secret and proprietary information learned or acquired by me during my employment from others with whom the Company has a business relationship.

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COMPETITIVE ACTIVITY

I shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the period of my employment by the Company and for a period of two years following termination of my employment, regardless of how, when or why my employment ends, and whether my employment is terminated by the Company with cause or without cause, engage in, provide any services or advice to, contribute my knowledge to or invest in any business that is engaged in any work or activity that involves a product, process, service or development which is then competitive with, the same as or similar to a product, process, service or development on which I worked or with respect to which I had access to Confidential Information while with the Company anywhere the Company markets or sells any such product or service.

Following expiration of said two-year period, I shall continue to be obligated under the “Confidential Information” section of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

Following termination of my employment for any reason, I agree to advise the Company of my new employer, work location and job responsibilities within ten days after accepting new employment. I further agree to keep the Company so advised of any change in my employment for two years following termination of my employment with the Company.

I understand that it is not the intention of this Agreement to prevent me from earning a livelihood, and I agree nothing in this Agreement would prevent me from earning a livelihood utilizing my general purchasing, sales, professional or technical skills in any of the hospitals, businesses, research or manufacturing facilities of companies which are not directly or indirectly in competition with the Company.

I agree that while employed by the Company and for a period of two (2) years following termination of employment, regardless of how, when or why my employment ends, and whether my employment is terminated by the Company with cause or without cause, I shall not in any manner or in any capacity, directly or indirectly, for myself or any other person or entity, actually or attempt: (a) to solicit or encourage any customer or prospective customer of the Company to purchase any service or product of a type offered by or competitive with any product or service provided by the Company, or to reduce the amount or level of business purchased by such customer from the Company, or sell any such products to any such customer or prospect; or (b) take away or procure for the benefit of any competitor of the Company, any business of a type provided by or competitive with a product or service offered by the Company,; or (c) to interfere with the Company’s relationship with any customer or supplier of the Company.

The term “customer” shall mean any person or entity to whom the Company has sold any products (a) in the case of on-going employment, during the twenty-four (24) months immediately preceding any dispute under this paragraph and, (b) in the case of employment having ended, the twenty-four (24) calendar months preceding termination of employment; and whom I contacted or dealt with (or whom someone under my direct or indirect management contacted or dealt with) in connection with my employment or whose purchasing needs I learned about by reason of my access to Confidential Information. The term “potential customer” shall mean any person or entity who, during the applicable twenty-four (24) month period described above has (a) been involved in discussions or negotiations with the Company for products sold by the Company; (b) initiated contact with the Company in order to obtain information regarding products sold by the Company; (c) been the subject of repeated personal contacts by me and/or any other Company employee for purposes of soliciting business for the Company; or (d) been the subject of the Company’s efforts to gather, learn or evaluate information which may help the Company obtain any future order from such person or entity; and whom I contacted or dealt with (or whom someone under my direct or indirect management contacted or dealt with) in connection with my employment or whose purchasing needs I learned about by reason of my access to Confidential Information.

During my Company employment and the one (1) year period immediately following the termination of that employment, I will not directly or indirectly solicit the employment of, recruit, employ, cause to be employed or hired, entice away, or establish a business with, any then current employee of Company (other than personnel who are employed in a clerical or maintenance position) or any other such person who was employed by Company within the twelve (12) months immediately prior to such employment or establishment, or suggest to or discuss with any such person the discontinuation of that person’s status or employment with Company, or

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such person’s employment or participation in any activity in competition with Company.

INVENTIONS

I agree and understand that “Inventions” shall mean any inventions, discoveries, ideas, enhancements, derivative works, developments and/or improvements, whether or not patentable, and works of authorship, whether or not copyrightable, which are conceived, developed or reduced to practice, or caused to be conceived, developed, or reduced to practice during the term of my employment with the Company or utilizing any Company resources.

I agree to make prompt and complete written disclosure to the Company, and to hold in trust for the sole right, benefit and use of the Company, any and all Inventions, and I further agree to assign and do hereby assign to the Company all right, title and interest in and to all Inventions and intellectual property, including patents (U.S. and foreign) covering said Inventions, which shall be and remain the sole and exclusive property of the Company; provided, however, that I shall not be obligated to assign any Invention or intellectual property for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on my own time, and (a) which does not relate to the actual or demonstrably anticipated research or development of the Company and (b) which does not result from any work performed by me for the Company.

I shall promptly disclose to the Company all Inventions (as defined herein), which I may conceive or make (alone or with others) during my employment, whether or not during working hours, and which, directly or indirectly,

(a)	relate to matters within the scope of my duties or field of responsibility during my employment with the Company; or

(b)	are based on my knowledge of the actual or anticipated business or interest of the Company; or

(c)	are aided by the use of time, materials, facilities or information of the Company.

I hereby assign to the Company or its designee, without further compensation, all of the right, title and interest in all such ideas, inventions or discoveries in all countries of the world.

I understand that this Agreement shall not apply to inventions or discoveries made or conceived of and set forth in a tangible medium of expression by me prior to my employment with the Company. I agree that I have identified on Exhibit A, beginning on page             , hereof, a complete list of all such discoveries made or conceived of prior to the commencement of employment. (If there are no such discoveries designated, I acknowledge that I have neither made nor conceived of any such discoveries as of the time of employment.) I agree not to assert that any discoveries were made or conceived of prior to employment by the Company except as enumerated in Exhibit A.

Without further compensation but at the Company’s expense, I shall give all testimony and execute all patent and copyright applications, rights of priority, assignments and other documents and in general do all lawful things requested of me by the Company to enable the Company to obtain, maintain and enforce protection of such Inventions in all countries of the world. However, should I render any of these services during a two-year period following termination of my employment, I shall be compensated at a rate per hour equal to the basic salary I received from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

In the event the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary documents required to fully effectuate my obligations herein, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as agent and attorney-in-fact, to act for and in my behalf and stead to do all lawfully permitted acts to fully effectuate my obligations, including those required to further the assignment, prosecution and issuance of letters patent or copyright thereon with the same legal force and effect as if executed by me. I hereby waive and quit-claims to the Company any and all claims of any nature whatsoever which I may now have or may hereafter have to sue and collect for infringement of any patent or copyright resulting from any such application

General

If I am employed by an affiliate of the Company and have not entered into a superseding agreement with my new employer covering the subject matter of this Agreement, then this Agreement shall continue in effect and my new

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employer shall be termed “the Company” for all purposes hereunder and shall have the right to enforce this Agreement as my employer. In the event of any subsequent employment by the Company or any other affiliate, my new employer shall succeed to all rights under this Agreement so long as such employer shall be an affiliate of the Company and so long as this Agreement has not been superseded.

As used in this Agreement, an “affiliate” of the Company shall mean any parent or subsidiary of the Company, and company owned or controlled by any parent of the Company as well as any subsidiary of such companies and any company or corporation with which the Company has a contractual or ongoing business relationship which requires the Company and such other company or corporation to agree to non competition or non-disclosure covenants similar to or the same as those contained herein.

I hereby consent and agree to the Company assigning or transferring its rights and obligations under this Agreement for any reason at any time in the future to any other person or entity. Neither this Agreement nor any of my obligations under this Agreement may be assigned or delegated by me. I also understand and acknowledge that my employment with the Company will be “at-will,” which means that I or the Company may terminate my employment with the Company for any reason or no reason at all, subject to the following: The Company and I shall have the right to terminate my employment at any time and for any reason by giving at least 14 days written notice to the other party; provided, however, the Company may terminate my employment without notice at any time for any cause deemed by it to be a breach of my employment duties or of any of my obligations under this Agreement. My execution of this Agreement, and agreement to its terms, does not alter the at-will status of my employment with Company nor entitle me to any payment, or particular salary, commission, bonus, method of compensation, commission arrangement, benefits, job, position, term of employment, location of employment, working conditions or opportunities. I agree that all post-employment obligations contained in this Agreement continue in full force and effect whether my employment is terminated with or without cause by me or Company, or there is any change in any terms or conditions of my employment, any products or services offered or sold by Company (or any level of business at any particular location or office), any position held by me, any location where I work, or any compensation, commission plan or benefits provided to me, even if I consider such a change to be adverse. No level or amount of compensation, office activity, or any particular position or place of work, is promised or guaranteed. No promises or guaranties have been made to me to sign this Agreement or work for Company, which are not set out in this Agreement. And, in the event of a conflict between the terms of the Employment Offer Letter and this agreement, the terms of the Employment Offer Letter control.

In order to preserve Company’s rights under this Agreement, Company is authorized to advise any third party with whom I may become employed or enter into any business or contractual relationship with, or whom I may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

I hereby acknowledge that damages for the violation of the provisions contained in this Agreement will not give full and sufficient relief to the Company, and I agree that in the event of any violation of any of said provisions the Company shall be entitled to injunctive relief against violation thereof, without any bond being required for such injunctive relief, in addition to any other rights it may have by reason of said violation.

I further agree and understand that the Company shall be entitled to the reasonable costs and attorneys’ fees the Company incurs attempting to enforce any of the provisions of this Agreement.

This Agreement is deemed to be accepted and entered into in the State of Missouri and shall be interpreted under the internal laws of the State of Missouri without reference to conflicts of law principles. In any suit to enforce this Agreement, venue and jurisdiction is proper in the St. Louis County Circuit Court and (if federal jurisdiction exists) the U.S. District Court for the Eastern District of Missouri, and I waive all objections to jurisdiction in any such forum and any defense or claim that either such forum is not the most convenient forum.

If any provision of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement. If any provision of this Agreement is held to be unreasonable or unenforceable as to time, scope or otherwise, it shall not be rendered invalid and unenforceable but instead shall automatically be amended and limited to such lesser time period, or to such lesser degree, extent and/or scope as will grant

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the Company the maximum enforceable restriction on my activities permitted by applicable law.

I represent, warrant and agree that I: (i) am not a party to any agreement, subject to any court order, or under any obligation to another person, business or entity which would in any manner prevent, limit or impair my ability to fully perform any duties for Company or to engage in any business currently engaged in by Company; and (ii) have not disclosed and will not disclose to the Company, nor use for the benefit of any Company entity, any trade secrets of any person, business or entity who was one of my former employers, unless and until such trade secrets have become lawfully available to the public or to Company’s industry or unless such disclosure is permitted by agreement with or by the consent of any such former employer; and I have been instructed by the Company not to do so and not to use or provide to the Company any documents or property of any former employer.

Neither this Agreement nor any of its terms may be added to, amended, or waived except in a writing signed by me and an executive officer of the Company referencing this Agreement. This Agreement is in addition to and not in lieu of any other agreements entered into by me previously or subsequently concerning inventions, confidentiality, non competition or non solicitation.

The Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non existence of any other similar agreement for anyone else employed by the Company or by the Company’s failure to exercise any of its rights under any such agreement.

This Agreement is signed in duplicate, as of the 27th day of October, 2008.

SIGMA-ALDRICH CORPORATION

By	/s/ Douglas W. Rau

Douglas W. Rau, Vice President – Human Resources

Typed Name and Title

/s/ Rakesh Sachdev
Signature of Employee

Rakesh Sachdev
Typed Name of Employee

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